Cytomedix™

Martin P. Rosendale
Chief Operating Officer
240-499-2680
or
Ron Stabiner
The Wall Street Group, Inc.
212-888-4848

FOR IMMEDIATE RELEASE:

CYTOMEDIX ANNOUNCES TRANSITION OF LEADERSHIP

Martin Rosendale Appointed CEO

Rockville, MD, June 9, 2008 – Cytomedix, Inc. (AMEX: GTF) today announced that Kshitij Mohan, Ph.D. will step down as Chairman and CEO effective June 30, 2008, but will continue as a consultant to the Company. Martin P. Rosendale, the current Chief Operating Officer of the Company, will lead the Company as CEO. James S. Benson, a former Acting Commissioner of the Food and Drug administration and a member of the Cytomedix Board, will assume the duties of Presiding Director and Acting Chairman of the Board.

During his tenure, Dr. Mohan, 63, has led the Company through many significant accomplishments. He facilitated licensing agreements with companies, including Johnson & Johnson, Smith and Nephew, Cobe Cardiovascular, and others. Dr. Mohan led the Company through completion of its first pivotal clinical study and the resulting FDA marketing clearance for the AutoloGel™ System. Under his leadership, the Company has also initiated activities to exploit the attractive commercial potential of the Company's other intellectual properties such as those in the areas of anti-inflammatory peptides and hair growth, leaving the company with a promising product pipeline. Pursuant to an agreement with the Company, Dr. Mohan will continue as a consultant to the company for at least two years.

"Kshitij is a visionary and innovative leader whose strength of character and perseverance propelled Cytomedix through some very significant challenges," stated, Jim Benson, Acting Chairman and Presiding Director of Cytomedix. "He has skillfully managed the shareholders' interests by not seeking any significant external financing and minimizing dilution of the Company's shares during his tenure, while meeting major pre-commercialization milestones for the Company's innovative AutoloGel™ System. We look forward to his counsel in a number of critical areas over the next couple of years," Mr. Benson added.

Martin Rosendale, 51, who earlier this year joined the Company as Chief Operating Officer and Executive Vice President, will assume the duties of CEO of the Company. "Martin is a very capable leader and a 25 year veteran of healthcare markets. Martin's experience as a general manager, and particularly his expertise and successes in sales and marketing of products in the blood and biologics area are well matched to the needs of Cytomedix at this stage," said Dr. Mohan. "He has my complete confidence and support, and I look forward to helping him with the transition as we continue to advance the mission of Cytomedix."

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Mr. Benson added, "We believe Martin is ideally suited to lead the Company toward increased sales of AutoloGel™ and the development of the products in our pipeline. The Board has been very impressed by his contributions to date."

Prior to joining Cytomedix, Mr. Rosendale was Chief Executive Officer of Core Dynamics, a biotechnology company based in Rockville, Md., specializing in cryopreservation technology, where he played a vital role in the development of a human cartilage product and a red blood cell product with long-term storage capabilities, including having developed clinical and regulatory plans, managed communications with the FDA, and initiated clinical studies, while preparing for commercialization of the products. In addition, he was responsible for raising investment capital, initiating strategic partnerships, obtaining government grants/contracts and initiated a research collaboration with a Fortune 100 healthcare company.

Prior to Core Dynamics, Mr. Rosendale served as Senior Vice President and General Manager of ZLB Bioplasma, based in Glendale, Ca., where he was recruited to launch this new biologics company and major supplier of human intravenous immunoglobin (IVIG) and other specialty plasma-derived products for the U.S. market . During his nearly three and a half year tenure at ZLB Bioplasma, he produced double-digit market share growth every year while building a highly qualified team, having exceeded $135 million in revenue in the first year of sales with growth to $172 million, or 20% market share in less than three years. Following the acquisition of a competitor, he facilitated the integration of the domestic commercial organizations while maintaining the combined revenues of $500 million.

In compliance of its SEC reporting obligations, the Company intends to file a Current Report on Form 8-K with further information regarding the above and other related matters.

ABOUT CYTOMEDIX

Cytomedix, Inc. is a biotechnology company specializing in processes and products derived from autologous platelet releasates for use on wounds and other applications. The current offering is the AutoloGel™ System, a process that utilizes an autologous platelet gel composed of multiple growth factors, other platelet releasates, and fibrin matrix. Additional information regarding Cytomedix is available at: http://www.cytomedix.com.

SAFE HARBOR STATEMENT

Statements contained in this press release not relating to historical facts are forward-looking statements that are intended to fall within the safe harbor rule for such statements under the Private Securities Litigation Reform Act of 1995. The information contained in the forward-looking statements is inherently uncertain, and Cytomedix's actual results may differ materially due to a number of factors, many of which are beyond Cytomedix's ability to predict or control, including among others, the ability of the Company's management to achieve its strategic goals, the success of new sales initiatives, and development of technologies under the Company's patents or products in its pipeline.

These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual events to differ from the forward-looking statements. More information about some of these risks and uncertainties may be found in the reports filed with the Securities and Exchange Commission by Cytomedix, Inc. Except as is expressly required by the federal securities laws, Cytomedix undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

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